As Filed with the Securities and Exchange Commission on August 12, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GDS Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

F4/F5, Building C, Sunland International,

No. 999 Zhouhai Road,

Pudong, Shanghai 200137

People’s Republic of China

+86-21- 2029-2200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2016 Equity Incentive Plan

(Full title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

+1-212-947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel Newman Chief Financial Officer F4/F5, Building C, Sunland International, No. 999 Zhouhai Road, Pudong, Shanghai 200137 People’s Republic of China +86-21- 2029-2200	Daniel Fertig, Esq. Chris Lin, Esq. Simpson Thacher & Bartlett LLP c/o 35th Floor, ICBC Tower 3 Garden Road Central, Hong Kong +852-2514-7600

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A ordinary shares, par value US$0.00005 per share(2)	32,592,288 shares(3)	US$	9.84(4)	US$	320,728,494.29	US$	41,630.56

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional Class A ordinary shares, par value US$0.00005 per share (the “Class A Ordinary Shares”) of GDS Holdings Limited (the “Company” or “Registrant”), which may be offered and issued under the Registrant’s 2016 Equity Incentive Plan (the “2016 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)         These Class A Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents eight Class A Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-214177).

(3)         An additional 32,592,288 Class A Ordinary Shares are being registered on this Registration Statement to cover the additional Class A Ordinary Shares that may be issued under the 2016 Plan, as amended on August 6, 2020, which were not previously registered under the Registrant’s registration statement on Form S-8 (File No. 333-214800), as filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2016 (the “Original S-8 Registration Statement”).

(4)         Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Market on August 10, 2020 divided by eight, the then Class A Ordinary Share-to-ADS ratio.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is being filed pursuant to General Instruction E to Form S-8 for the purpose of registering an aggregate of 32,592,288 additional Class A Ordinary Shares of GDS Holdings Limited (the “Registrant”) which are reserved for issuance under the Registrant’s 2016 Plan. These 32,592,288 additional Class A Ordinary Shares have been authorized under the 2016 Plan as amended and effective on August 6, 2020, the date of the approval by the shareholders at the annual general meeting, pursuant to the 2016 Plan’s evergreen provisions. These 32,592,288 additional Class A Ordinary Shares are of the same class as other securities for which an original registration statement on Form S-8 (File No. 333-214800) was filed with the Securities and Exchange Commission (the “Commission”) on November 25, 2016 (the “Original S-8 Registration Statement”), but were not registered under the Original S-8 Registration Statement.

An aggregate of 56,707,560 Class A Ordinary Shares in the capital of the Registrant were previously registered for issuance under the 2016 Plan pursuant to the Original S-8 Registration Statement. Pursuant to General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated by reference into this Registration Statement, except as otherwise set forth herein.

In accordance with the terms of the 2016 Plan, as amended, the total number of Ordinary Shares which may be issuable pursuant to Awards under the 2016 Plan initially totaled 56,707,560 Ordinary Shares, provided, however, that the maximum number of unallocated Ordinary Shares which may be issuable pursuant to Awards under the 2016 Plan shall be automatically increased on the first day of each fiscal year (i.e., January 1 of each calendar year) during which the Plan remains in effect to three percent (3%) of the then total issued and outstanding Ordinary Shares of the Company, if and whenever the unallocated Ordinary Shares which may be issuable pursuant to Awards under the 2016 Plan account for less than one and half percent (1.5%) of the then total issued and outstanding Ordinary Shares of the Company, provided further that solely for the fiscal year 2020, the increase of the unallocated Ordinary Shares which may be issuable pursuant to Awards under the 2016 Plan will be given effect as of the date of the approval by the shareholders at the annual general meeting (but calculated based on the total issued and outstanding Ordinary Shares of the Company as of January 1, 2020). The foregoing amendment to the 2016 Plan was approved at the annual general meeting on August 6, 2020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Commission are incorporated by reference herein:

a.  The Registrant’s registration statement on Form S-8 (File No. 333-214800) filed with the Commission on November 25, 2016;

b.  The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2019, filed with the Commission on April 17, 2020; and

c.  The description of the Registrant’s Class A Ordinary Shares contained in its Registration Statement on Form 8-A (Registration No. 001-37925) filed with the Commission on October 20, 2016 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Class A Ordinary Shares set forth in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-213951, as amended, originally filed with the Commission on October 4, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

4.1

Form of Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 of Amendment No. 1 to the Registration Statement on Form F-1 (Registration No. 333-213951) filed with the Securities and Exchange Commission on October 19, 2016

5.1*	Opinion of Conyers Dill & Pearman

10.1

GDS Holdings Limited 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.26 of the Registration Statement on Form F-1 (Registration No. 333-213951) filed with the Securities and Exchange Commission on October 4, 2016

23.1*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

23.2*	Consent of KPMG Huazhen LLP as to the financial information of GDS Holdings Limited

24.1*	Powers of Attorney (included on the signature page in Part II of this Registration Statement)

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, China on August 12, 2020.

GDS Holdings Limited

By:	/s/ William Wei Huang
	Name:	William Wei Huang
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint William Wei Huang and Daniel Newman, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, as amended, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ William Wei Huang	Chairman and Chief Executive Officer	August 12, 2020
William Wei Huang	(Principal Executive Officer)

/s/ Daniel Newman	Chief Financial Officer	August 12, 2020
Daniel Newman	(Principal Financial and Accounting Officer)

/s/ Sio Tat Hiang	Vice-chairman	August 12, 2020
Sio Tat Hiang

/s/ Satoshi Okada	Director	August 12, 2020
Satoshi Okada

/s/ Bruno Lopez	Director	August 12, 2020
Bruno Lopez

/s/ Lee Choong Kwong	Director	August 12, 2020
Lee Choong Kwong

/s/ Lim Ah Doo	Independent Director	August 12, 2020
Lim Ah Doo

/s/ Bin Yu	Independent Director	August 12, 2020
Bin Yu

/s/ Zulkifli Baharudin	Independent Director	August 12, 2020
Zulkifli Baharudin

/s/ Chang Sun	Independent Director	August 12, 2020
Chang Sun

/s/ Gary J. Wojtaszek	Director	August 12, 2020
Gary J. Wojtaszek

/s/ Judy Qing Ye	Independent Director	August 12, 2020
Judy Qing Ye

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of GDS Holdings Limited has signed this registration statement or amendment thereto in New York, New York on August 12, 2020.

COGENCY GLOBAL INC. — Authorized Representative in the United States

By:	/s/ Colleen A. De Vries
On behalf of Cogency Global Inc.
	Name:	Colleen A. De Vries
	Title:	Senior Vice President